Exhibit 10.3

January 15, 2008

Jane Kramer

30 Baskin Road

Lexington, MA 02421

Dear Jane:

The purpose of this Retention and Separation Agreement (“Agreement”) is to confirm the terms of your retention by NitroMed, Inc. (“NitroMed” or “the Company”), and your ultimate separation of employment from NitroMed.(1)  The date of your actual separation shall be deemed to be the “Separation Date”.  The economic benefits to be provided to you under this Agreement are contingent on your agreement to and compliance with the provisions of this Agreement, including your signing of this Agreement, and your written re-affirmation (by execution of the document attached hereto as Exhibit E) of the release of claims at the time of your termination of employment from NitroMed.

1.             Separation.  Your employment with NitroMed will separate on April 15, 2008 (the “Separation Date”).  You acknowledge that from and after the Separation Date you shall have no authority to represent yourself as an employee or agent of NitroMed, and you agree not to represent yourself in the future as an employee or agent of NitroMed.

2.             Prior Agreements.  The parties acknowledge that: (i) you are a participant in the NitroMed, Inc. Executive Severance Benefit Plan, as amended, (the “Executive Severance Plan”) the terms of which are set out in related Summary Plan Description, a copy of which is provided to you concurrently with this Agreement; and (ii) that you are party to a Change of Control Agreement (the “Change of Control Agreement”), a copy of which is provided to you concurrently with this Agreement, the terms of both agreements being incorporated herein by reference.  The parties acknowledge that if there is a Change of Control event, your entitlement to the benefits under the Change of Control agreement would be your sole entitlement to any form of severance or other economic benefits, (2) and that in such circumstance, you will have no entitlement at all to the severance or other economic benefits set forth in the Executive Severance Plan.  You acknowledge and agree that should you voluntarily terminate your employment (except for a “Good Reason” termination as that term is defined in the Change of Control Agreement) prior to the designated Separation Date, or should you be terminated from employment for “cause” as that term is defined in

(1)           Except for the obligations set forth in Section 2 which shall be solely the obligations of NitroMed, Inc.., whenever the term NitroMed is otherwise used in this Agreement (including, without limitation, Section 7), it shall be deemed to include NitroMed, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns.

(2)           The parties acknowledge and agree that the other economic benefits under the Change of Control Agreement in Section 4.2(a)(ii) are limited to the group medical and dental insurance benefits provided by NitroMed to employees and employees’ families.

either the Executive Severance Benefit Plan or the Change of Control Agreement, as applicable, then you shall not be entitled to any of the severance or other economic benefits provided for in such agreements, nor shall you otherwise have any entitlement to any form of severance pay or other economic benefits.

3.             Retention Benefits.  In addition to the economic benefits that you are eligible to receive under either the Executive Severance Benefit Plan or the Change of Control Agreement, as applicable, and as an additional incentive for you to remain employed by NitroMed until the earlier of (i) the Separation Date or (ii) termination under the Change of Control Agreement (including, without limitation, a “Good Reason” termination pursuant to Section 1.4 thereof), NitroMed also is offering to provide you with the following Retention Benefits:

A.            A payment equal to fifty percent (50%) of your annualized base salary for a three-month period.

B.            A payment equal to one hundred percent (100%) of your target 2008 bonus, pro-rated for three (3) months.

Such sums shall be paid in a lump-sum (less applicable state and federal taxes) within ten (10) days of the earlier of any of the events identified above.  In order to receive the Retention Benefits set forth in this Section, you must remain employed by NitroMed as set forth in this Section, and you further must at that time execute an agreement which will contain, among other provisions, a complete release of all claims against NitroMed.

4.             Acknowledgements.  You acknowledge and agree that this Agreement and the Transition Pay and Benefits to be provided to you are not intended to, and shall not constitute, a severance plan and shall confer no benefit on anyone other than NitroMed and you.  You acknowledge and agree that any  Transition Pay and Benefits provided for herein are contingent on your execution and compliance with this Separation Agreement.  You further acknowledge that except for: (i) any earned and unpaid regular salary for services performed through the Separation Date, (ii) 2007 bonus in an amount to be determined solely by NitroMed, (iii) the Retention Benefits provided for in Section 3 above, and (iv) accrued and unused vacation pay earned through the Separation Date which shall be paid on or about the Separation Date, you have been paid and provided all wages, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment or separation of employment with NitroMed.

5.             Unemployment Benefits.  If you remain unemployed at the conclusion of the Transition Period, you may seek unemployment benefits (from the applicable state depending on your location) as a result of the termination of your employment from NitroMed.  Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by NitroMed.  NitroMed agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits, and further agrees that it will not take a position that would interfere with your ability to obtain unemployment benefits as a result of the cessation of your employment with NitroMed.

6.             Stock.  Your entitlement, if any, to exercise stock options and/or to shares of stock are governed solely and exclusively by the NitroMed’s Amended and Restated 2003 Stock Incentive Plan and related stock option and restricted stock agreements, and any agreements signed by you in connection with the same.  Except as may be provided therein, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other stock options under any stock option plan (of whatever name or kind) or to acquire and/or purchase any NitroMed stock pursuant to any plans or agreements that you participated in or were eligible to participate in during your employment with NitroMed.

7.             Other Agreements By You.

(i)            At the Separation Date, you will promptly return to NitroMed all property and documents of NitroMed in your custody and possession.  You hereby reaffirm your obligations set forth in the NitroMed, Inc. Inventions and Non-Disclosure Agreement previously executed between NitroMed and you (a copy of such agreement is being provided to you concurrently with this Agreement, which agreement is incorporated herein by reference.  You further agree to abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of NitroMed’s trade secrets and/or confidential and proprietary documents and information.

(ii)           You agree that from and after the Separation Date, you will make yourself available to NitroMed, upon reasonable notice, either by telephone or, if NitroMed believes necessary, in person to assist NitroMed in any matter relating to the services performed by you during your employment with NitroMed including, but not limited to, transitioning your duties.  You further agree that you will cooperate fully with NitroMed in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of NitroMed, including any claim or action against its directors, officers and employees.  Your cooperation in connection with such claims or actions shall include, without limitation, your being available to meet with NitroMed to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting NitroMed.  NitroMed will reimburse you for all reasonable, documented, out-of-pocket expenses incurred by you in cooperating with NitroMed pursuant to this Section 7. You further agree that should an individual representing a party adverse to the business interests of NitroMed (including, without limitation, anyone threatening any form of legal action against NitroMed) contact you (directly or indirectly), you will promptly (within 48 hours) inform Matthew Ebert of NitroMed, of that fact.

(iii)          You agree  that except for your obligations under this Section 7, all information relating in any way to the subject matter of this Agreement, including the existence and provisions of this Agreement, will be held confidential by you and will not be publicized or disclosed to any person (other than an immediate member of your family or your legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations), other than a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law.  You further agree that you will not make any statements that are disparaging about or adverse to the business interests of NitroMed (including its directors, officers, and employees) or which are intended to harm the reputation of NitroMed including, but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of NitroMed.

Your breach of any obligation contained in this Section 7 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to NitroMed, will entitle NitroMed to recover any monies paid to you under Section 3 of this Agreement.

8.             Release of Claims.  You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Transition Pay and Benefits.  You further hereby acknowledge and agree that by signing this Agreement and accepting the Transition Pay and Benefits, you are waiving your right to assert any form of legal claim against NitroMed (as defined in footnote no. 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the Separation Date or the Effective Date, whichever is later.  Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against NitroMed seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against NitroMed up through and including the Separation Date or the Effective Date, whichever is later.  You understand that there could be unknown or unanticipated Claims resulting from your employment with NitroMed and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

Without limiting the foregoing general waiver and release, you specifically waive and release NitroMed from any Claims arising from or related to your employment relationship with NitroMed or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for NitroMed) or federal discrimination statute (including but not limited to the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964), fair employment practices or other employment related statute, regulation or executive order, as each may have been amended through the date on which you sign this letter agreement); (ii) Claims under any other state (including, without limitation, Massachusetts or any other state where you worked for NitroMed) or federal employment related statute (including but not limited to the Worker Adjustment and Retraining Notification [WARN] Act), regulation or executive order (as they may have been amended through the date on which you sign this letter agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for NitroMed) or federal common law theory; and (iv) any other Claim arising under other state or federal law.

Notwithstanding the foregoing, this Section 8 will not release NitroMed from any obligation expressly set forth in this Agreement or with respect to distributions not yet made to you under the terms of NitroMed’s 401(k) Savings Plan.

It is NitroMed’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. The release set forth in this Section 8 is intended to release any rights you may have against NitroMed alleging discrimination on the basis of age.  Consistent with the provisions of OWBPA, you are being provided with certain information, in the chart provided to you concurrently with this Agreement, pertaining to the ages and job titles of employees who are affected and who are not affected by the reduction in force.  In addition, you will have 45 days (or until February 29, 2008) to consider and accept the provisions of this Agreement.  In addition, you may rescind your assent to this Agreement if, within seven days after the date you sign this Agreement, you deliver a written notice of rescission to NitroMed.  To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven-day period to Monica Weil  at NitroMed, 45 Hayden Avenue, Lexington, Massachusetts 02421.  On the eighth day following your execution of this Agreement (the “Effective Date”), it will become final and binding on all parties.

Also, consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC.  Further, nothing in this release or Agreement shall be deemed to limit NitroMed’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or NitroMed’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

9.             Miscellaneous.  Except as expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between NitroMed and you in respect of your retention by and separation from NitroMed.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by NitroMed and you.  This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall take effect as an instrument under seal within the Commonwealth of Massachusetts.  The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from NitroMed, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and separation of your employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction.  Both parties further agree that any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither NitroMed nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me.

NitroMed, Inc.

Sincerely,

/s/ Kenneth M. Bate
Kenneth M. Bate
By Its: President and Chief Executive Officer

Dated:	January 15, 2008

Signed and Agreed To:

/s/ Jane A. Kramer

Dated:	January 17, 2008

EXHIBIT A

I hereby reaffirm in its entirety the provisions of the Agreement with NitroMed, Inc. dated January     , 2008 signed by me including, without limitation, the release of claims contained in Section 8 of the January     , 2008 Agreement.

[Name of Employee]